Exhibit 23.6

CONSENT OF INDEPENDENT VALUATION EXPERT

We hereby consent to the reference to our name under the caption “Experts” and description of our role in the valuation process of Resource Apartment REIT III, Inc. (“the Company”) being included in the Prospectus related to the Registration Statement (Form S-11 No. 333-207740) of Resource Apartment REIT III, Inc. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

February 28, 2019